Exhibit 10(b)

DISCRETIONARY COMPENSATION
Because special situations occur where individual achievement may not be adequately recognized under a single incentive plan, the Compensation and Governance Committee (the "Committee"), at the beginning of each fiscal year, grants authority to the Chairman of the Board ("Chairman") and/or the President/Chief Executive Officer to distribute additional discretionary cash and/or stock compensation up to an aggregate maximum amount to eligible participants for each particular fiscal year. For fiscal year 2014, the aggregate amount of cash compensation approved by the Committee was $500,000, and the maximum number of shares approved by the Committee was 600,000 shares of Class A or Class B Common Stock. The stock compensation may be in the form of performance share award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the Company's 2003 Stock Option and Incentive Plan.  Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the Chairman and/or President/Chief Executive Officer determine, in their sole discretion. No employee has a guaranteed right to discretionary compensation in the event that performance targets are not met.
Eligible participants include any employee of the Company, excluding the Chairman and President/Chief Executive Officer for cash or stock compensation, and excluding executive officers of the Company for stock compensation, except where approved by the Committee.